Exhibit 99.1

LINCOLN EDUCATIONAL SERVICES CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2014 RESULTS

West Orange, New Jersey, March 10, 2015 – Lincoln Educational Services Corporation (NASDAQ: LINC), a skills gap solutions provider, today reported results for the fourth quarter and full year ended December 31, 2014 and provided guidance for 2015.

HIGHLIGHTS:

•	Improvement in Full Year Student Starts and Adjusted EPS, in Line with Previously Issued Guidance.
•	Revenue from continuing operations of $325.0 million for the year ended December 31, 2014, representing a decrease of 4.8% from $341.5 million for 2013.
•	Net Loss of $2.17 per share from continuing operations for the year ended December 31, 2014 as compared to a net loss of $1.38 per share for 2013. Net Loss per share of $2.17 includes $1.70 in non-recurring charges. Excluding these charges, net loss per share was $0.47. Please see below for “Reconciliation of Non-GAAP Financial Measures”.
•	Graduate Placement Rate Improves to 77.5%.
•	Draft 2012 Three-Year Cohort Default Rate Improves to 16.8%.
•	2014 Cash Flow from Operations of $12.0 Million and Free Cash Flow of $4.6 Million
•	Preliminary 2015 Guidance Provided.

COMMENT AND OUTLOOK:

“In the fourth quarter, we took additional strategic actions to further our ability to help America solve its skills gap issue,” said Shaun McAlmont, Lincoln’s Chief Executive Officer. “While our fourth quarter results were aided by reductions in operating expenses, we continued to invest in technology, equipment and programs that provide our students with enhanced skills education and a competitive edge as they enter the workforce. We are incredibly proud of the 10,000 students who graduated from our schools in 2014 and are honored to play a role in helping them fulfill their mission of improved career opportunities through our skilled training.”

“Despite the continuing challenging environment, we achieved our previously issued 2014 guidance for student starts, which declined 3% as compared to 2013. In addition, we accomplished our objectives of ending the year with cash flows from operations of $12.0 million and free cash flow of $4.6 million. Furthermore, we achieved an important milestone of having a draft 2012 three-year cohort default rate of 16.8%, which compares favorably within the post-secondary education community for this important measurement of success. We gained new capital resource flexibility with the recently completed one-year extension of our existing credit facility and, at the same time, continue to explore opportunities to monetize approximately $80 million of appraised real estate and pursuing potential new long-term credit facility arrangements. Additionally, our Board of Directors' recent decision to discontinue our cash dividend will provide additional funds for future investments. We believe that we are well positioned to improve our operating performance and financial results in 2015 and beyond, while we continue to expand our role in helping America narrow a skills gap that is impeding economic growth.”

FOURTH QUARTER RESULTS (CONTINUING OPERATIONS):
Revenue for the fourth quarter of 2014 was $85.4 million, compared with $87.4 million for the fourth quarter of 2013. The decrease in revenue was due to a 3% decline in average student population to approximately 14,400. Revenue was also reduced by an increase of $1.0 million in scholarships as well as the reduction in the number of schools as a result of the merger of the Company’s Las Vegas, NV and Hamden, CT campuses into neighboring Lincoln campuses. Average revenue per student increased by 0.8% primarily due to tuition rate increases.

Operating income was $10.4 million, excluding impairment of long-lived assets of $1.5 million, compared to $7.0 million for last year’s fourth quarter. Operating income margin increased to 12.2% versus 8.0% for the fourth quarter of 2014 and 2013, respectively.

Educational services and facilities expenses decreased by $2.0 million, or 4.8%, to $39.5 million compared to $41.4 million in the fourth quarter of 2013 primarily due to a reduction in the number of instructors and related costs resulting from lower average student population. Educational expenses decreased to 46.2% as a percentage of revenue in the quarter compared to 47.4% in the comparable quarter last year.

SG&A expenses were down 8.8% to $35.5 million versus $39.0 million for the fourth quarter of 2013 due to cost reductions during the third quarter of 2014 in administrative expenses as a result of salary and benefit savings. Sales and marketing costs were 14.6% lower than the fourth quarter of 2013. Sales expense reduction was attributable to fewer admission representatives as a result of the Company’s decision to replace select representatives who cover large territories with a centralized call center staff eliminating travel costs and reducing salary expense. Bad debt expense decreased 30 basis points to 4.2% of revenue. Total SG&A expenses decreased to 41.6% of revenue compared to 44.6% in the 2013 fourth quarter.

Income from continuing operations was $7.1 million, or $0.31 per share, for the fourth quarter of 2014 representing a significant improvement compared to last year’s fourth quarter of $3.0 million, or $0.13 per share, excluding a $23.5 million valuation allowance.

The 2014 fourth quarter results included $3.6 million, or $0.16 per share, in non-recurring charges relating to impairment of long-lived assets, executive severance and a loss contingency relating to the Company's campuses in Massachusetts. Excluding these charges, income from continuing operations would have been $10.7 million, or $0.47 per share.

OPERATING HIGHLIGHTS:

•	The Company had a placement rate of 77.5% in 2014 compared to 75.4% in 2013, marking the fourth consecutive year of improvement, indicating the Company's success in training its students.
•	Recently released data from the US Department of Education covering the draft 2012 three-year cohort default rate reported that Lincoln has shown significant improvement to 16.8%.
•	The Company has continued to rationalize operations by closing underperforming campuses.
•	On March 4, 2015, the Company entered into an agreement with Bank of America to extend its existing credit facility for one year to April 2016.

BALANCE SHEET INFORMATION:

The Company had $42.3 million of cash, cash equivalents and restricted cash at December 31, 2014 compared with $67.4 million at December 31, 2013. This decrease was primarily due to a reduction in year-end borrowings under the credit facility which were $30.0 million at December 31, 2014 as compared to $54.5 million for the year ended December 31, 2013.

Total debt and capital lease obligations decreased to $65.2 million at the end of 2014 from $90.1 million the prior year. Shareholder’s equity declined to $83.0 million at December 31, 2014 from $145.2 million the prior year and reflects $4.3 million in dividend payments in 2014.

2015 FULL YEAR GUIDANCE:

Based on currently available data and operations, the Board of Directors has approved the Company’s plan to stop new student enrollment at its Fern Park (Orlando), FL campus due to unprofitable operations. The Company anticipates completing the teach-out of this campus during the first quarter of 2016.

The Company expects revenue from continuing operations, cash flow from operations and student starts for 2015 to be relatively flat with 2014 levels at approximately $320.0 million, $12.0 million and 15,300, respectively. The guidance provided excludes the Fern Park, FL campus and the previously merged Las Vegas, NV and Hamden, CT campuses. Net loss per share in 2015 is expected to range from $0.32 to $0.47 per share.

The Board of Directors has decided to eliminate payment of the Company’s cash dividend for 2015. The Board believes this action will improve liquidity, increase the Company’s cash position, and provide additional funds available to invest in student educational programs.

FULL YEAR RESULTS (CONTINUING OPERATIONS):

Revenue for the full year 2014 was $325.0 million, representing a decrease of 4.8% from $341.5 million for 2013 primarily due to a 5.4% decline in average student population offset by a slight increase of 0.6% in average revenue per student due to tuition rate increases diluted by additional scholarships of $3.4 million compared to prior year. In addition, revenue was reduced with the merger of the Company’s Las Vegas, NV and Hamden, CT campuses with neighboring Lincoln campuses.

Educational services and facilities expenses decreased 2.8% to $164.4 million from $169.0 million the prior year primarily due to a reduction in the number of instructors and other related costs resulting from lower average student population. As a percentage of revenue, these expenses were 50.6% compared to 49.5% in 2013.

SG&A expenses were down 4.3% to $168.4 million from $176.0 million the prior year. Administrative expense was lower by $2.5 million driven by a reduction of salaries and benefit costs due to a smaller workforce and offset by one-time charges related to severances costs as a result of management restructuring and a loss contingency relating to the Company's campus in Massachusetts. Sales and marketing expenses also decreased by 6.3% due to fewer admission representatives dedicated to the destination schools as a result of the Company’s decision to replace select representatives who cover large territories with a centralized call center staff eliminating travel costs and reducing salary expense. In an effort to enhance the admissions process and results, the Company has invested in a new customer relationship management software designed to improve communications and efficiencies with the objective of positively impacting enrollments and start rate.

Net Loss from continuing operations was $49.5 million, or $2.17 loss per share for the year ended December 31, 2014, compared to a loss from continuing operations of $31.1 million, or $1.38 loss per share, for the year ended December 31, 2013.

The 2014 results include $43.4 million, or $1.70 per share, in non-recurring charges relating to impairment of goodwill and long-lived assets, executive severance and a loss contingency relating to the Company's campuses in Massachusetts, offset by a valuation allowance. Excluding these charges, loss from continuing operations would have been $10.6 million, or $0.47 per share.

OPERATING METRICS:

Student Metrics from continuing operations

Starts and Population

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change

Average population	14,361	14,807	-3.0%	14,010	14,804	-5.4%

End of period population	13,278	13,561	-2.1%	13,278	13,561	-2.1%

Student starts	2,095	2,356	-11.1%	15,581	16,057	-3.0%

Average Population Mix by Vertical

	December 31,
	2014	2013

Automotive	41.9%	42.5%
Health sciences	29.7%	29.5%
Skilled trades	15.1%	13.6%
Hospitality services	8.4%	8.9%
Business & IT	4.9%	5.5%
	100.0%	100.0%

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

REVENUE	$85,449	$87,441	$325,022	$341,512
COSTS AND EXPENSES:
Educational services and facilities	39,472	41,447	164,352	169,049
Selling, general and administrative	35,541	38,976	168,441	175,978
Loss (Gain) on sale of assets	3	2	(58)	(501)
Impairment of goodwill and long-lived assets	1,521	-	40,836	3,908
Total costs & expenses	76,537	80,425	373,571	348,434
OPERATING INCOME (LOSS)	8,912	7,016	(48,549)	(6,922)
OTHER:
Interest income	28	-	153	37
Interest expense	(1,482)	(1,284)	(5,613)	(4,667)
Other income	148	-	297	18
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	7,606	5,732	(53,712)	(11,534)
PROVISION (BENEFIT) FOR INCOME TAXES	494	26,257	(4,225)	19,591
INCOME (LOSS) FROM CONTINUING OPERATIONS	7,112	(20,525)	(49,487)	(31,125)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(2,474)	(11,620)	(6,646)	(20,161)
NET INCOME (LOSS)	$4,638	$(32,145)	$(56,133)	$(51,286)
Basic
Earnings (loss) per share from continuing operations	$0.31	$(0.91)	$(2.17)	$(1.38)
Loss per share from discontinued operations	(0.11)	(0.51)	(0.29)	(0.90)
Net Earnings (loss) per share	$0.20	$(1.42)	$(2.46)	$(2.28)
Diluted
Earnings (loss) per share from continuing operations	$0.31	$(0.91)	$(2.17)	$(1.38)
Loss per share from discontinued operations	(0.11)	(0.51)	(0.29)	(0.90)
Net Earnings (loss) per share	$0.20	$(1.42)	$(2.46)	$(2.28)
Weighted average number of common shares outstanding:
Basic	22,888	22,618	22,814	22,513
Diluted	23,004	22,618	22,814	22,513

Other data:

Adjusted EBITDA (1)	$17,221	$12,496	$14,371	$18,812
Depreciation and amortization from continuing operations	$4,567	$5,480	$19,201	$21,808
Number of campuses from continuing operations	31	33	31	33
Average enrollment from continuing operations	14,361	14,807	14,010	14,804
Stock-based compensation	$135	$540	$2,621	$2,995
Net cash provided by operating activities	$10,701	$12,583	$12,022	$3,246
Net cash used in investing activities	$(2,676)	$(3,004)	$(7,405)	$(5,788)
Net cash used in financing activities	$(8,428)	$(2,943)	$(5,204)	$(46,280)

Selected Consolidated Balance Sheet Data:	December 31, 2014
(In thousands)

Cash, cash equivalents and restricted cash	$42,299
Current assets	113,064
Working capital	29,585
Total assets	213,707
Current liabilities	83,479
Long-term debt and capital lease obligations, including current portion	65,181
Total stockholders' equity	83,010
(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  Non-GAAP Earnings (Loss) Per Share, EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define Non-GAAP Earnings (Loss) Per Share as earnings (loss) per share from continuing operations before the impact of the impairment of goodwill and long-lived assets, and other significant non-recurring expenses.  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets, and other significant non-recurring expenses.  Non-GAAP Earnings (Loss) Per Share, EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.

What follows is a reconciliation of net income (loss) from continuing operations to EBITDA and Adjusted EBITDA:
	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

Net income (loss) from continuing operations	$7,112	$(20,525)	$(49,487)	$(31,125)
Interest expense, net	1,454	1,284	5,460	4,630
Provision (Benefit) for income taxes	494	26,257	(4,225)	19,591
Depreciation and amortization	4,567	5,480	19,201	21,808
EBITDA	13,627	12,496	(29,051)	14,904
Impairment of goodwill and long-lived assets	1,521	-	40,836	3,908
Loss Contingency	1,000	-	1,000	-
Executive Severance	1,073	-	1,586	-
Adjusted EBITDA	$17,221	$12,496	$14,371	$18,812

What follows is a reconciliation of GAAP to Non-GAAP net earnings (loss) per share:

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

GAAP Net Earnings (Loss) Per Share	$0.31	$(0.91)	$(2.17)	$(1.38)

Impact of Impairment	0.07		1.79	0.17

Loss Contingency	0.04	-	0.04	-

Executive Severance	0.05	-	0.07	-

Impact of Valuation Allowance	-	1.11	(0.20)	1.05

Non-GAAP Net Earnings (Loss) Per Share	$0.47	$0.20	$(0.47)	$(0.16)

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-318-8616 (domestic) or 617-399-5135 (international) and citing code 68006569. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and providing access code 35838120.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 31 campuses in 15 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln Culinary Institute, and Lincoln College of New England.  As of December 31, 2014, 13,278 students were enrolled at Lincoln’s campuses.

SAFE HARBOR

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2014.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2014.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:	Lincoln Educational Services Corporation Brian Meyers, CFO 973-736-9340

EVC Group, Inc.
Bob Jones
bjones@evcgroup.com
Doug Sherk
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646-445-4800